Daktronics Inc. Announces Fourth Quarter and Fiscal 2015 Results

Brookings, S.D. – June 2, 2015 - Daktronics Inc. (NASDAQ - DAKT) today reported fiscal 2015 fourth quarter net sales of $158.1 million, operating income of $7.0 million, and net income of $3.8 million, or $0.09 per diluted share, compared to net sales of $136.2 million, operating income of $6.8 million, and a net income of $1.8 million, or $0.04 per diluted share, for the fourth quarter of fiscal 2014.  Fiscal 2015 fourth quarter orders were $196.1 million compared to $137.7 million for the fourth quarter of fiscal 2014. Backlog at the end of the fiscal 2015 fourth quarter was $191.1 million, compared to a backlog of $171.6 million a year earlier and $150.2 million at the end of the third quarter of fiscal 2015.

Net sales, operating income, net income, and earnings per share for the fiscal year ended May 2, 2015, were $615.9 million, $31.3 million, $20.9 million and $0.47 per diluted share, respectively. This compares to $552.0 million, $36.6 million, $22.2 million and $0.51 per diluted share, respectively, for fiscal 2014. Fiscal 2015 was a 53-week year and fiscal 2014 was a 52-week year. The extra week of fiscal 2015 fell within the first quarter, resulting in a 53-week versus a 52-week year end comparison.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $35.5 million for fiscal 2015, compared to $22.9 million for fiscal 2014.  Cash provided by operations was $53.3 million for fiscal 2015, compared to $36.2 million for fiscal 2014. Net investment in property and equipment was $17.8 million for fiscal 2015, as compared to $13.3 million for fiscal 2014. Cash and marketable securities at the end of the fourth quarter of fiscal 2015 were $83.1 million, which compares to $71.0 million at the end of the fourth quarter of fiscal 2014.

Orders and sales increased over last fiscal year due to our success in winning business, the continued adoption of digital technology in the marketplace, and the additional week in fiscal 2015, which accounts for approximately 2.0% of the growth. Live Events business unit sales grew by $34.6 million resulting from continued upgrades in professional and university sports venues. The International business unit had over $100 million in sales for the first time in our history due to winning several large sports venue projects and success in the Out-of-Home and transportation sectors. Commercial business unit sales increased due to an increase in Out-of-Home billboard and spectacular sales, offset by a decline in our on-premise sales. High School Park and Recreation business unit sales grew due to increased order sizes for larger video system applications. Transportation sales declined $6.5 million during the year due to the timing of orders.
Operating income as a percent of sales decreased to 5.1% for fiscal 2015 as compared to 6.6% for fiscal 2014, primarily due to the decline in gross margin. This decline was related to the mix in sales, which included a number of multi-million dollar projects and accounts with higher levels of competition. In addition, the amount of sales attributed to lower margin subcontracted on-site installation work increased significantly year over year. Other factors causing the decrease in operating income, include additional spending to meet customers' commitments in the second quarter, an increase of expenses related to an acquisition, and competitive pressures in the marketplace.
Sales and orders increased during the fourth quarter of fiscal 2015. Orders increased in part due to the previously announced projects for the new Atlanta stadium, home of the Atlanta Falcons and the Schweizerische Bundesbahnen also referred to as the Swiss Railway project. Sales increased due to spring baseball orders and spectacular projects. Operating income was 4.4% of sales for the quarter.
Outlook
Reece Kurtenbach, chairman, president and chief executive officer commented, “The marketplace we operate in continues to expand as digital technology becomes ever more prevalent. With our world leadership position in video system design and delivery, we believe we will continue to see modest sales growth in the coming year. Although the strong United States dollar impacts on our competitiveness outside the United States, we see opportunities to grow sales in the International business unit. We also expect sales growth in our Commercial and Transportation business units this coming year. Live Events and High School Park and Recreation business units' sales are expected to be in a similar range to fiscal 2015.

"During fiscal 2016, we continue to focus on growing profitably over the long-term. In the short-term, we will be challenged as we continue to see gross profit pressure due to the competitive environment, the anticipated mix of business, and increasing personnel costs. We have initiatives in process to improve gross profit, which includes enhanced capacity planning, releasing new product designs, and improving operational effectiveness. However, the related benefits will take time to realize.
"We expect approximately $25 million in capital expenditures for investments in manufacturing or testing related equipment to support new product introductions and quality and reliability initiatives and for information technology system upgrades."
Dividend
As previously announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission earlier today, the company approved a regular quarterly dividend of $0.10 per share payable June 23, 2015 to holders of record at the close of business on June 12, 2015.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: http://www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2014 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	May 2, 2015	April 26, 2014	May 2, 2015	April 26, 2014

Net sales	$158,086	$136,240	$615,942	$551,970
Cost of goods sold	122,849	102,486	471,363	410,260
Gross profit	35,237	33,754	144,579	141,710

Operating expenses:
Selling expense	14,558	13,684	57,963	53,794
General and administrative	7,789	7,196	30,679	27,984
Product design and development	5,879	6,045	24,652	23,375
	28,226	26,925	113,294	105,153
Operating income	7,011	6,829	31,285	36,557

Nonoperating income (expense):
Interest income	294	349	1,119	1,294
Interest expense	(40)	(66)	(223)	(255)
Other (expense) income, net	(280)	(4)	(498)	(355)

Income before income taxes	6,985	7,108	31,683	37,241
Income tax expense	3,146	5,282	10,801	15,035
Net income	$3,839	$1,826	$20,882	$22,206

Weighted average shares outstanding:
Basic	43,707	43,228	43,514	42,886
Diluted	43,966	43,749	44,443	43,762

Earnings per share:
Basic	$0.09	$0.04	$0.48	$0.52
Diluted	$0.09	$0.04	$0.47	$0.51

Cash dividends declared per share	$0.10	$0.09	$0.40	$0.39

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Daktronics Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	May 2, 2015	April 26, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$57,780	$45,568
Marketable securities	25,346	25,398
Accounts receivable, net	80,857	82,500
Inventories, net	64,389	62,228
Costs and estimated earnings in excess of billings	35,068	33,400
Current maturities of long-term receivables	3,784	5,235
Prepaid expenses and other assets	7,688	6,758
Deferred income taxes	10,640	10,694
Income tax receivables	5,543	2,459
Total current assets	291,095	274,240

Long-term receivables, less current maturities	6,090	7,877
Goodwill	5,269	4,558
Intangibles, net	1,824	2,680
Investment in affiliates and other assets	1,655	826
Deferred income taxes	702	2,000
	15,540	17,941
PROPERTY AND EQUIPMENT:
Land	2,147	2,539
Buildings	64,186	59,363
Machinery and equipment	80,664	72,787
Office furniture and equipment	15,823	15,754
Computer software and hardware	51,083	45,329
Equipment held for rental	803	868
Demonstration equipment	7,299	7,532
Transportation equipment	6,012	4,823
	228,017	208,995
Less accumulated depreciation	155,173	143,725
	72,844	65,270
TOTAL ASSETS	$379,479	$357,451

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Daktronics Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	May 2, 2015	April 26, 2014
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	52,747	45,913
Accrued expenses	26,063	23,462
Warranty obligations	11,838	14,476
Billings in excess of costs and estimated earnings	23,797	22,483
Customer deposits (billed or collected)	16,828	17,654
Deferred revenue (billed or collected)	9,524	7,722
Current portion of other long-term obligations	587	809
Income taxes payable	636	1,162
Deferred income taxes	—	27
Total current liabilities	142,020	133,708

Long-term warranty obligations	14,643	12,774
Long-term deferred revenue (billed or collected)	3,914	4,978
Other long-term obligations, less current maturities	3,190	2,871
Long-term income tax payable	2,734	—
Deferred income taxes	939	1
Total long-term liabilities	25,420	20,624
TOTAL LIABILITIES	167,440	154,332

SHAREHOLDERS' EQUITY:
Common stock	48,960	43,935
Additional paid-in capital	32,693	29,923
Retained earnings	132,771	129,266
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive (loss) income	(2,376)	4
TOTAL SHAREHOLDERS' EQUITY	212,039	203,119
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$379,479	$357,451

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Daktronics Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	May 2, 2015	April 26, 2014
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,882	$22,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,764	14,137
Amortization	204	364
Amortization of premium/discount on marketable securities	168	221
Gain on sale of property and equipment	(1,207)	(72)
Share-based compensation	3,038	2,897
Excess tax benefits from share-based compensation	(42)	(119)
Provision for doubtful accounts	(222)	(190)
Deferred income taxes, net	2,352	1,543
Change in operating assets and liabilities	13,364	(4,788)
Net cash provided by operating activities	53,301	36,199

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(21,837)	(13,519)
Proceeds from sales of property, equipment and other assets	4,037	238
Purchases of marketable securities	(15,653)	(15,550)
Proceeds from sales or maturities of marketable securities	15,532	13,953
Acquisitions, net of cash acquired	(6,224)	(1,480)
Net cash used in investing activities	(24,145)	(16,358)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(81)	—
Proceeds from exercise of stock options	2,513	4,954
Excess tax benefits from share-based compensation	42	119
Principal payments on long-term obligations	(1,163)	(3,704)
Dividends paid	(17,378)	(16,690)
Net cash used in financing activities	(16,067)	(15,321)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(859)	(94)
NET INCREASE IN CASH AND CASH EQUIVALENTS	12,230	4,426

CASH AND CASH EQUIVALENTS:
Beginning of period	45,054	40,628
End of period	$57,284	$45,054

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Daktronics Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Twelve Months Ended
	May 2, 2015	April 26, 2014	Dollar Change	Percent Change	May 2, 2015	April 26, 2014	Dollar Change	Percent Change
Net sales:
Commercial	$44,321	$37,064	$7,257	19.6%	$165,793	$154,754	$11,039	7.1%
Live Events	60,066	50,566	$9,500	18.8%	231,877	197,246	$34,631	17.6%
High School Park and Recreation	12,532	11,781	$751	6.4%	67,657	59,531	$8,126	13.7%
Transportation	13,526	13,050	$476	3.6%	48,333	54,861	$(6,528)	(11.9)%
International	27,641	23,779	$3,862	16.2%	102,282	85,578	$16,704	19.5%
	$158,086	$136,240	$21,846	16.0%	$615,942	$551,970	$63,972	11.6%
Orders:
Commercial	$44,606	$32,318	$12,288	38.0%	$170,209	$155,840	$14,369	9.2%
Live Events	76,775	51,329	$25,446	49.6%	226,354	225,331	$1,023	0.5%
High School Park and Recreation	14,494	15,143	$(649)	(4.3)%	69,188	59,812	$9,376	15.7%
Transportation	13,860	15,009	$(1,149)	(7.7)%	50,845	49,057	$1,788	3.6%
International	46,344	23,856	$22,488	94.3%	114,977	87,094	$27,883	32.0%
	$196,079	$137,655	$58,424	42.4%	$631,573	$577,134	$54,439	9.4%

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Twelve Months Ended
	May 2, 2015	April 26, 2014
Net cash provided by operating activities	$53,301	$36,199
Purchases of property and equipment	(21,837)	(13,519)
Proceeds from sales of property, equipment and other assets	4,037	238
Free cash flow	$35,501	$22,918

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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